UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

     CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 18, 2019

Forward Industries, Inc.
(Exact Name of Registrant as Specified in Charter)

New York	001-34780	13-1950672
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

477 S. Rosemary Ave. Ste. 219
West Palm Beach, Florida 33401
(Address of Principal Executive Offices, and Zip Code)

(561) 465-0030
 Registrant’s Telephone Number, Including Area Code

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FORD	The NASDAQ Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01        Entry into a Material Definitive Agreement

On April 22, 2019, Forward Industries, Inc. ("Forward") and Forward Industries (Asia-Pacific) Corporation ("Forward China") agreed to extend the initial Term of that certain Buying Agency and Supply Agreement between Forward and Forward China dated September 9, 2015, as amended, until October 22, 2019.   The extension is effective as of March 8, 2019.  Forward China is an entity which is owned by the Company's Chairman and Chief Executive Officer.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 18, 2019, Forward China and the Company agreed to extend the maturity date of that certain $1.6 million promissory note dated January 18, 2018, as amended (the “Note”) which prior to the extension was due April 18, 2019. As a result of the extension, the note is now due July 17, 2019. As previously disclosed, the note bears an interest rate of 8% and pays monthly interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORWARD INDUSTRIES, INC.

Date: April 23, 2019	By:/s/ Michael Matte

Name: Michael Matte
Title: Chief Financial Officer